Exhibit 4.5

                           RESTRICTED STOCK AGREEMENT

         This AGREEMENT is made as of the ____ day of ________ 1999 (the "Grant Date") by and between America Online, Inc., a Delaware corporation having a principal place of business in Dulles, Virginia ("AOL" or the "Company"), and William Raduchel (the "Officer").

                               W I T N E S S E T H

         WHEREAS, the Company has made an offer of employment to the Officer that the Officer has accepted pursuant to the terms of an offer letter dated September 2, 1999 (the "Offer Letter"), and the Company desires to offer and grant to the Officer shares of Company common stock, par value $.01 per share (the "Common Stock"), in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the parties hereby agree as follows:

         1. Terms of Purchase. The Officer hereby accepts the offer of the Company to issue to the Officer, in accordance with the terms of this Agreement, sixty-six thousand six hundred sixty-six (66,666) shares of the Company's Common Stock (such shares, subject to adjustment pursuant to Subsections 2(i) and (j) hereof, the "Shares") at a purchase price per share of one cent ($.01) (the "Purchase Price"), receipt of which is hereby acknowledged by the Company.

         2.       Company's Lapsing Repurchase Right.

         (a) Lapsing Repurchase Right. Except as set forth in Subsections 2(b), 2(c) and 2(d), in the event for any reason the Officer ceases to be an employee of the Company prior to the third anniversary of the Grant Date, the Company or its designee shall have the option, but not the obligation, to purchase from the Officer (or his successor in interest), and the Officer (or his successor in interest) shall be obligated to sell to the Company or its designee, at a price per Share equal to the Purchase Price, all or any part of the Shares set forth in clauses (i), (ii) and (iii) below (the "Lapsing Repurchase Right"). The Company's Lapsing Repurchase Right shall be valid for a period of six (6) months commencing with the date of such termination. Notwithstanding any other provision hereof, in the event the Company is prohibited during such six (6) months from exercising its Lapsing Repurchase Right by Section 160 of the Delaware General Corporation Law as amended from time to time (or any successor provision) then the time period such Lapsing Repurchase Right may be exercised shall be extended until twenty (20) days after the Company is first not so prohibited.

                  (i) If such termination of employment is prior to the first anniversary of the Grant Date, the Company shall have the option to repurchase all of the Shares acquired by the Officer hereunder.

                  (ii) If such termination of employment is on or after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date, the Company shall have the option to repurchase 44,444 of the Shares; if such termination of employment is on or after the second anniversary of the Grant Date and prior to the third anniversary of the Grant Date, the Company shall have the option to repurchase 22,222 of the Shares, as provided in this Agreement.

                  (iii) Notwithstanding anything to the contrary contained in this Agreement, except as otherwise provided in Subsection 2(b) below, in the event the Company terminates the Officer's employment for Cause (as defined below) or in the event the Administrator determines, subsequent to the Officer's termination of service but during the ninety (90) days after the termination of service (or if the Officer shall die during such period, during the one year period following such termination of service) that either prior or subsequent to the Officer's termination the Officer engaged in conduct that would constitute Cause, the Company shall have the option to repurchase all of the Shares acquired by the Officer hereunder.

         (b) Effect of Termination for Disability or upon Death. Notwithstanding the provisions of clauses (i), (ii) and (iii) immediately above, if such termination of employment is as a result of the Officer's Disability or death, then the Company's Lapsing Repurchase Right shall terminate, and the Officer's (or the Officer's Survivors') ownership of all Shares then owned by him shall become vested.

         (c) Effect of Termination without Cause or for Good Reason. The Company's Lapsing Repurchase Right shall terminate, and the Officer's ownership of all Shares then owned by him shall become vested, if the Company terminates the Officer's employment other than for Cause or if the Officer terminates his employment with the Company for Good Reason; provided that the Officer shall deliver to the Company a valid release of all claims against the Company.

         (d) Effect of Change in Control. The Company's Lapsing Repurchase Right shall terminate, and the Officer's ownership of all Shares then owned by him shall become vested, in the event of a Change in Control upon the first to occur of (x) the date the Lapsing Repurchase Right otherwise expires under the terms of this Agreement, (y) the first anniversary of the date such Corporate Change in Control is determined to have occurred, and (z) the occurrence of an Involuntary Employment Action.

         (e) Closing. In the event that the Company exercises the Lapsing Repurchase Right, the Company shall notify the Officer, or, in the case of his death, his representative, in writing of its intent to repurchase the Shares. Such notice may be mailed by the Company up to and including the last day of the time period provided for above for exercise of the Lapsing Repurchase Right. The notice shall specify the place, time and date for payment of the repurchase price (the "Closing"). The date specified shall be not less than ten (10) days nor more than sixty (60) days from the date of mailing of the notice, and the Officer or his successor in interest with respect to the Shares which the Company elects to repurchase shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Officer or his successor in interest and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not in the possession of the Company, be delivered to the Company by the Officer or his successor in interest.

         (f) Escrow. The certificates representing all Shares acquired by the Officer hereunder which from time to time are subject to the Lapsing Repurchase Right shall be delivered to the Company and the Company shall hold such Shares in escrow as provided in this Subsection 2(f). Promptly following a request from the Officer, the Company shall release from escrow and deliver to the Officer a certificate for the number of Shares, if any, as to which the Lapsing Repurchase Right has lapsed. In the event of a repurchase by the Company of Shares subject to the Lapsing Repurchase Right, the Company shall release from escrow and cancel a certificate for the number of Shares so repurchased. Any securities distributed in respect of the Shares held in escrow, including, without limitation, shares issued as a result of stock splits, stock dividends or other recapitalizations, shall also be held in escrow in the same manner as the Shares.

         (g) Prohibition on Transfer. The Officer recognizes and agrees that all Shares which are subject to the Lapsing Repurchase Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law (other than to the Company or its designee). The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2(g), or to treat as the owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Subsection 2(g).

         (h) In the event that the Officer or his successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement, the Company may elect (i) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Officer or his successor in interest upon delivery of such Shares, and (ii) immediately to take such action as is appropriate to transfer record title of such Shares from the Officer to the Company and to treat the Officer and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Officer hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence. The Officer agrees as a condition to the performance by the Company of this Agreement to execute and deliver the Stock Power attached hereto as Exhibit A.

         (i) If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Shares then subject to the restrictions contained in this Agreement shall be added to the Shares subject to the Company's rights of repurchase pursuant to this Agreement. If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company's rights to repurchase pursuant to this Agreement.

         (j) If the outstanding shares of the Company's Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company's Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company's rights of repurchase pursuant to this Agreement.

         3. Legend. All certificates representing the Shares to be issued to the Officer pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

                  "The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Agreement dated __________, 1999 with America Online, Inc., a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request."

         4. Defined Terms. Capitalized terms not otherwise defined herein shall have the following meanings:

               "Board of Directors" means the Board of Directors of the Company.

               "Cause" shall mean (a) the Officer's conviction of a felony involving moral turpitude, (b) his willful and continued failure substantially to perform his required duties under the Offer Letter, (c) his intentional or repeated violation of the Confidentiality, Non-Competition, and Proprietary Rights Agreement, or (d) his intentional or improper conduct substantially prejudicial to the business of the Company or any of its affiliates.

               "Change in Control" means a Corporate Change in Control or a Transactional Change in Control.

               "Code" means the United States Internal Revenue Code of 1986, as amended.

               "Corporate Change in Control" means the happening of any of the following events:

              (1) the acquisition by any individual, entity or group (an "Entity"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
              Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition by virtue of the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was itself acquired directly from the Company), (B) any acquisition by the Company, or (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company; or

              (2) a change in the composition of the Board since the Grant Date, such that the individuals who, as of such date, constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Grant Date whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board.

               "Disability" or "Disabled" means permanent and total disability as defined in Section 22(e)(3) of the Code.

                  A termination by the Officer for "Good Reason" shall mean a termination by the Officer, upon 60 days' notice following the Officer's transfer to an office outside the Company's headquarters, or a change by the Company in the Officer's reporting relationship or his authority which causes the Officer's position with the Company to become of materially less responsibility than the Officer's position immediately following the Grant Date, provided that such material change is not in connection with a termination of the Officer's employment by the Company, and provided further, that the Company shall not have taken action within 30 days of such notice of termination such that the circumstances constituting a Good Reason shall have ceased.

               "Involuntary Employment Action" shall mean any change in the terms and conditions of the Officer's employment with the Company or any successor, without Cause, to such extent that:

                           (1) the  Officer  shall fail to be vested with power,
                  authority and resources analogous to the Officer's title and/or office prior to the Change in Control, or

                           (2) the Officer shall lose any significant duties or
                  responsibilities attending such office, or

                           (3) there shall occur a reduction in the Officer's
                  base compensation, or

                           (4) the Officer's employment with the Company, or its
                  successor, is terminated without Cause.

               "Survivors" means a deceased Officer's legal representatives and/or any person or persons who acquired the Officer's rights to a Stock Grant by will or by the laws of descent and distribution.

               "Transactional Change in Control" shall mean any of the following transactions to which the Company is a party:

              (1) a reorganization, recapitalization, merger or consolidation (a "Corporate Transaction") of the Company, unless securities representing 60% or more of either the outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

              (2)  the  sale,   transfer   or  other   disposition   of  all  or
              substantially all of the assets of the Company.

         5. Tax Liability of the Officer and Payment of Taxes. The Officer acknowledges and agrees that any income or other taxes due from him with respect to the Shares issued pursuant to this Agreement, including, without limitation, the lapsing of the Company's right of repurchase, shall be the Officer's responsibility. Without limiting the foregoing, the Officer agrees that, to the extent that the lapsing of restrictions on disposition of any of the Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Officer's being deemed to be in receipt of earned income under the provisions of the Code, the Company shall be entitled to immediate payment from the Officer of the amount of any tax required to be withheld by the Company.

         6. Securities Law Compliance. The Officer represents that any sales of Shares at a time when the Officer may be deemed an "affiliate" of the Company for purposes of the Securities Act of 1933, as amended (the "Act"), shall be made in accordance with the requirements of Rule 144 under the Act (or any successor rule) applicable to sales by an "affiliate" of shares registered under the Act or in a transaction otherwise exempt from the registration requirements of the Act and as to which the Company shall have received an opinion of counsel satisfactory to it confirming such exemption.

         7. Equitable Relief and Consent to Jurisdiction. The Officer specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement, including the attempted transfer of the Shares by the Officer, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

         The Officer specifically consents to the jurisdiction of the courts of the Commonwealth of Virginia in any action, whether at law or in equity, brought by the Company to protect any of its rights hereunder.

         8. No Obligation to Employ. The Company is not by this Agreement obligated to continue the Officer as an employee of the Company or of any Affiliate of the Company.

         9. Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, registered or certified mail, return receipt requested, postage prepaid, or facsimile, addressed as follows:

         If to the Company:

                  America Online, Inc.
                  22000 AOL Way
                  Dulles, Virginia  20166
                  Attention:  General Counsel

         If to the Officer:

                  to the Officer's last address as set forth in the records of the Company,

or to such other address(es) of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one (1) business day following delivery by the sender to a recognized courier service, or three (3) business days following mailing by registered or certified mail.

         10. Binding Effect. This Agreement shall be for the benefit of and shall be binding upon the parties hereto, upon their respective successors and assigns and upon the Officer's heirs, executors and administrators.

         11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

         12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

         13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

         14. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may not be modified, amended, renewed, or terminated, nor may any term, condition or breach of any term or condition be waived, except by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach hereof shall not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

         15. Consent of Spouse. If the Officer is married as of the date of this Agreement, the Officer's spouse shall execute a Consent of Spouse in the form of Exhibit B hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Officer marries or remarries subsequent to the date hereof, the Officer shall, not later than sixty (60) days thereafter, obtain his new spouse's acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse's executing and delivering a Consent of Spouse in the form of Exhibit B.

         16. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                              AMERICA ONLINE, INC.


                                              By:
                                              Printed Name:
                                              Title:


                                              OFFICER:

                                              William Raduchel

                                    EXHIBIT A

                                   STOCK POWER


         For value received, I hereby sell, assign, and transfer to America Online, Inc. ______________ shares of Common Stock of America Online, Inc., standing in the undersigned's name on the books and records of the aforesaid Company, represented by Certificate No(s). ___________________________, and do hereby irrevocably constitute and appoint the Corporate Secretary of America Online, Inc. attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Company.


                                William Raduchel


Dated As Of:

______________, 2000

In the presence of:


Printed Name:


                                    EXHIBIT B

                                CONSENT OF SPOUSE

         I, , spouse of William Raduchel, acknowledge that I have read the RESTRICTED STOCK AGREEMENT dated as of ___________________, 1999 (the "Agreement") to which this Consent is attached as Exhibit B and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that by its provisions the Shares granted to my spouse pursuant to the Agreement are subject to a Lapsing Repurchase Right in favor of America Online, Inc. (the "Company") and that, accordingly, the Company has the right to repurchase up to all of the Shares of which I may become possessed as a result of a gift from my spouse, operation of law or a court decree and/or any property settlement in any domestic litigation.

         I hereby agree that my interest, if any, in the Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Shares shall be similarly bound by the Agreement.

         I agree to the Lapsing Repurchase Right described in the Agreement and I hereby consent to the repurchase of the Shares by the Company and the sale of the Shares by my spouse or his legal representative in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Shares by an outright bequest of the Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights of repurchase with respect to any interest of mine in the Shares as it would have had pursuant to the Agreement if I had acquired the Shares pursuant to a court decree in domestic litigation.

         I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

         Dated as of the      day of                      1999.


                                                     Printed name: